SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.         )

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ASTRONICS CORPORATION

(Name of Registrant as specified in its charter)

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ASTRONICS CORPORATION

130 Commerce Way, East Aurora, New York 14052

Dear Fellow Shareholders:

It is my pleasure to invite you to attend the 2018 Annual Meeting of Shareholders to be held at Astronics Connectivity Systems & Certification Corp.’s PDT Design Services located at One Corporate Drive, Suite 110, Lake Zurich, IL 60047 USA at 10:00 a.m. Central Time on Thursday, May 31, 2018.

Your vote is important. To be sure your shares are voted at the meeting, even if you are unable to attend in person, please vote as promptly as possible. This will not prevent you from voting your shares in person if you do attend.

This year the Annual Meeting of Shareholders will be held to consider and take action with regard to:

•	the election of eight directors; and

•	the ratification of the appointment of the Company’s auditors.

Complete details are included in the accompanying proxy statement.

I look forward to meeting with you and hearing your views on the progress of Astronics.

Kevin T. Keane
Chairman of the Board

East Aurora, New York

April 20, 2018

ASTRONICS CORPORATION

130 COMMERCE WAY, EAST AURORA, NEW YORK 14052

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DEAR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Astronics Corporation will be held at Astronics Connectivity Systems & Certification Corp.’s PDT Design Services located at One Corporate Drive, Suite 110, Lake Zurich, IL 60047 USA at 10:00 a.m. Central Time on Thursday, May 31, 2018, to consider and take action on the following:

1.	To elect the Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the current year; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Thursday, April 12, 2018 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

It is important that your shares be represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request that you vote at your earliest convenience. Further instructions are contained in the proxy card.

By Order of the Board of Directors

David C. Burney,
Secretary

East Aurora, New York

Dated: April 20, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 31, 2018:

The proxy materials and 2017 Annual Report to Shareholders are available at http://materials.proxyvote.com/046433 or may be requested by telephone at 1-800-579-1639.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

MAY 31, 2018

This Proxy Statement and the form of proxy are furnished to the shareholders of Astronics Corporation, a New York corporation (“Astronics” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 31, 2018, at Astronics Connectivity Systems & Certification Corp.’s PDT Design Services located at One Corporate Drive, Suite 110, Lake Zurich, IL 60047 USA at 10:00 a.m. Central Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. In addition to solicitation by mail, to the extent necessary to ensure sufficient representation at the Annual Meeting, solicitations may be made by personal interview, telecommunication by officers and other regular employees of the Company. The cost of this proxy solicitation will be borne by the Company. It is contemplated that the Notice Regarding the Availability of Proxy Materials will be first sent to shareholders on or about April 20, 2018.

If the proxy is properly executed and returned, and the shareholder specifies a choice on the proxy, the shares represented thereby will be voted (or withheld from voting) in accordance with the instructions contained therein. If the proxy is executed and returned but no specification is made, the proxy will be voted (i) FOR the election of each of the nominees for director listed below, and (ii) FOR the proposal to ratify the appointment of independent auditors. The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are properly presented at the Annual Meeting, the proxy holders will vote the proxies in accordance with their judgment.

A shareholder may revoke any proxy given pursuant to this solicitation at any time prior to its use, by the shareholder either voting in person at the meeting, submitting a proxy bearing a date subsequent to the date on the proxy to be revoked or delivering written notice to the Secretary of the Company. A notice of revocation need not be on any specific form.

RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on Thursday, April 12, 2018 as the record date for determining the holders of Astronics Common Stock (“Common Stock”) and Astronics Class B Stock (“Class B Stock”) entitled to notice of and to vote at the Annual Meeting. On April 12, 2018, Astronics Corporation had outstanding and entitled to vote at the meeting a total of 21,440,067 shares of Common Stock and 6,651,662 shares of Class B Stock. Each outstanding share of Common Stock is entitled to one vote and each outstanding share of Class B Stock is entitled to 10 votes on all matters to be brought before the meeting. The Common Stock and Class B Stock vote as a single class on all matters presented at the meeting.

In order for business to be conducted, a quorum must be present at the Annual Meeting. A quorum is a majority of the outstanding shares of Common Stock and Class B Stock entitled to vote at the Annual Meeting. Abstentions, broker non-votes and withheld votes will be counted in determining the existence of a quorum at the Annual Meeting.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the eight nominees receiving the most votes will be elected. Votes cast FOR the nominees will count as “yes votes” and WITHHOLD votes will be excluded entirely from the vote and will have no effect. A majority of the votes cast is required to approve the selection of the Company’s auditors. Votes may be cast FOR, AGAINST or ABSTAIN on the approval of these proposals. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted in the manner stated on the proxy card.

Changes in regulations have eliminated the ability of a shareholder’s bank or broker to vote uninstructed shares in the election of directors on a discretionary basis. Thus, if a shareholder holds shares in street name and does not instruct his, her or its bank or broker how to vote in the election of directors, no votes will be cast on such shareholder’s behalf with respect to these matters. If a shareholder holds shares in his, her or its own name and does not vote, no votes will be cast on such shareholder’s behalf on any of the items of business at the Annual Meeting. Therefore, it is particularly important for shareholders holding shares in “street name” to instruct their brokers as to how they wish to vote their shares.

PROPOSAL 1

ELECTION OF DIRECTORS

The Shareholders are being asked to elect eight directors to the Company’s Board of Directors to hold office until the election and qualification of their successors at the next annual meeting of the Company’s shareholders. The eight directors who are so elected will be all of the directors of the Company. Unless the proxy directs otherwise, the persons named in the form of proxy will vote for the election of the eight nominees named below. With the exception of Mr. Gundermann, each of the nominees is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. If any of the nominees should be unable to serve as a director, or for good reason will not serve, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not anticipated that any of the nominees will be unable or unwilling to serve.

The following information is provided concerning the nominees for director:

Name of Nominee	Age	Positions and Offices With Astronics	First Elected or Appointed Director
Raymond W. Boushie	78	Lead Director; Compensation (Chair), Audit and Nominating/Governance Committees of the Board of Directors	2005
Robert T. Brady	77	Director; Audit (Chair), Compensation and Nominating/Governance Committees of the Board of Directors	1990
John B. Drenning	81	Director; Nominating/Governance Committee of the Board of Directors	1970
Jeffry D. Frisby	62	Director; Audit, Compensation and Nominating/Governance Committees of the Board of Directors	2016
Peter J. Gundermann	55	Director, President and Chief Executive Officer of the Company	2001
Warren C. Johnson	58	Director; Audit, Compensation and Nominating/Governance Committees of the Board of Directors	2016
Kevin T. Keane	85	Chairman of the Board and Director	1970
Neil Kim	59	Director; Audit, Compensation and Nominating/Governance Committees of the Board of Directors	2016

Raymond W. Boushie retired in 2005 as President and Chief Executive Officer at Crane Co.’s Aerospace & Electronics segment, a position he held since 1999. Previously he was President of Crane’s Hydro-Aire operation. Mr. Boushie has a B.A. from Colgate University, and has completed graduate work at the University of Michigan and the Wharton School of Finance at the University of Pennsylvania. Mr. Boushie has over 40 years of Aerospace industry experience.

Robert T. Brady retired in January 2014 as the Chief Executive Officer and Chairman of the Board of Moog Inc., a publicly traded company that is a designer and manufacturer of high performance, precision motion and control systems for use in aerospace, defense, industrial and medical markets. Mr. Brady was Chief Executive Officer of Moog Inc. from 1988 to December 1, 2011, Chairman of the Board from 1996 until his retirement, and a director of Moog Inc. from 1984 until January 2014. Prior to joining Moog in 1966, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. in Mechanical Engineering from the Massachusetts Institute of Technology and his M.B.A. from Harvard Business School.

John B. Drenning is a partner in the Buffalo, New York law firm of Hodgson Russ LLP and has been in the private practice of law since 1964. Mr. Drenning received his law degree from Cornell University.

Jeffry D. Frisby was Chief Executive Officer of Triumph Group, Inc., a publicly traded company that is a global leader in manufacturing and overhauling aerospace structures, systems and components, from July 2012 until April 2015, and its President from July 2009 until April 2015. Mr. Frisby served as Triumph’s Chief Operating Officer from July 2009 to July 2012. Previously, he had been Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and manufacture a wide range of proprietary and build-to-print components, assemblies and systems for the global aerospace original equipment manufacturers, from April 2003 to July 2009. He also held a variety of other positions within the Triumph Group as well as a predecessor group company, Frisby Aerospace, Inc. Mr. Frisby served as a Director of Triumph Group, Inc. from 2012 to April 2015. Mr. Frisby currently serves as a director of Quaker Chemical Corporation. Mr. Frisby holds a B.S. in Business from Wake Forest University, Calloway School of Business. Mr. Frisby has almost 40 years of Aerospace industry experience.

Peter J. Gundermann has been a director of Astronics since 2001 and has held the position of President and Chief Executive Officer of the Company since 2003. Mr. Gundermann has served as the President of Astronics’ Aerospace and Defense subsidiaries since 1991 and has been with the Company since 1988. He holds a B.A. in Applied Mathematics and Economics from Brown University and earned an M.B.A. from Duke University.

Warren C. Johnson served as President of the Aircraft Group for Moog Inc. from 2007 to 2016. Mr. Johnson was Vice President and General Manager of Moog’s Aircraft Group from 1999 to 2007 and prior to that served as Chief Engineer and Military Aircraft Product Line Manager of the Moog Aircraft Group. Mr. Johnson holds a B.S. and M.S. in Mechanical Engineering from The Ohio State University. In 2004, Mr. Johnson completed a Sloans Fellows M.B.A. at the Massachusetts Institute of Technology.

Kevin T. Keane has been Chairman of the Company since 1974. Mr. Keane was previously the President and Chief Executive Officer of the Company. Mr. Keane began his career with the Company as Executive Vice President in 1970 and remains active in his role as Chairman of the Board of the Company. He holds an A.B. in Economics and an M.B.A. from Harvard University.

Neil Kim has served as Chief Technology Officer and Executive Vice President of Marvell Technology Group Ltd. since April 2017. Prior to that, Mr. Kim served as Broadcom Corporation’s Executive Vice President of Operations and Central Engineering until 2016 and was responsible for the company’s global manufacturing including foundry operations, supply chain management and corporate procurement. Mr. Kim joined Broadcom in 2000 and held a variety of senior management positions including Senior Vice President and Vice President of Central Engineering, as well as Senior Vice President of Operations and Engineering. Prior to Broadcom, from 1993 to 2000, Mr. Kim held a variety of senior technical and management positions, including Vice President of Engineering, where he managed critical product development and technical transitions at Western Digital Corporation, a global provider of products and services for storage devices. Mr. Kim served on the board of the Global Semiconductor Association from 2009 to 2015. Mr. Kim is named as an inventor on 33 patents. He received a B.S. in Electrical Engineering from the University of California, Berkeley.

Other Directorships

Current directors and/or director nominees of the Company are presently serving, or have served during the preceding five years, on the following boards of directors of other publicly traded companies:

Name of Director	Company
Raymond W. Boushie	Moog Inc. (1)
Robert T. Brady	Moog Inc. (2); M&T Bank Corporation; National Fuel Gas Company (3)
Jeffry D. Frisby	Quaker Chemical Corporation; Triumph Group, Inc. (4)
Peter J. Gundermann	Moog Inc.
Kevin T. Keane	MOD-PAC Corp. (5)
Neil Y. Kim	Silicon Laboratories Inc. (6)
Robert J. McKenna	Astronics Corporation (7)

(1)	Effective January 2014, Mr. Boushie no longer serves as a director of Moog Inc. and did not stand for re-election in accordance with Moog Inc.’s by-laws.
(2)	Effective January 2014, Mr. Brady no longer serves as a director of Moog Inc. and did not stand for re-election in accordance with Moog Inc.’s by-laws.
(3)	Effective March 2014, Mr. Brady no longer serves as a director of National Fuel Gas Company and did not stand for re-election in accordance with the provisions of National Fuel Gas Company’s Corporate Governance Guidelines on Director Age.
(4)	Effective April 2015, Mr. Frisby no longer serves as a director of Triumph Group, Inc.
(5)	Effective September 2013, MOD-PAC Corp. is no longer a publicly traded company.
(6)	Effective April 2017, Mr. Kim no longer serves as a director of Silicon Laboratories Inc.
(7)	Mr. McKenna is not seeking re-election to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors Independence

The Board of Directors has determined that each of its current directors, except for Mr. Gundermann, is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect.

Board of Directors Meetings and Standing Committees

The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. All directors are expected to attend each meeting of the Board of Directors and the committees on which he serves, and are also invited, but not required, to attend the Annual Meeting. Messrs. Boushie, Brady, Drenning, Frisby, Gundermann, Johnson, Keane, Kim and McKenna attended the 2017 Annual Meeting. The Board of Directors has three standing committees: an Audit Committee, Compensation Committee, and Nominating/Governance Committee. During the year ended December 31, 2017, the Board of Directors held five meetings. Each director attended at least 75% of the meetings of the Board of Directors held in 2017. Mr. McKenna will retire from the Board of Directors on May 31, 2018.

The Audit Committee consists of Messrs. Brady (Chair), Boushie, Frisby, Johnson, Kim and McKenna, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Board of Directors has determined that Messrs. Brady, Boushie, Frisby, Johnson, Kim and McKenna are each an “audit committee financial expert” as defined under federal securities laws. Information regarding the functions performed by the Committee is set forth in the “Report of the Audit Committee” included in this proxy statement. The Audit Committee held six meetings in 2017. Each of the Audit Committee members attended at least 75% of the meetings of the Audit Committee held in 2017. The Audit Committee is governed by a written charter approved by the Board of Directors that is posted on the “Investors” section of the Company’s website at www.astronics.com. Mr. McKenna will retire from the Audit Committee on May 31, 2018.

The Compensation Committee consists of Messrs. Boushie (Chair), Brady, Frisby, Johnson, Kim and McKenna, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Compensation Committee is responsible for reviewing and approving compensation levels for the Company’s executive officers and reviewing and making recommendations to the Board of Directors with respect to other matters relating to the compensation practices of the Company. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer with respect to reviewing and approving compensation levels for other executive officers. The Compensation Committee does not use outside compensation consultants on a regular basis. The Committee may consult broad-based third-party survey data to obtain a general understanding of current compensation practices of companies of similar size and industry in which the Company competes for employees. The Compensation Committee held four meetings in 2017. Each of the Compensation Committee members attended at least 75% of the meetings of the Compensation Committee held in 2017. The Compensation Committee is governed by a written charter approved by the Board of Directors that is posted on the “Investors” section of the Company’s website at www.astronics.com. Mr. McKenna will retire from the Compensation Committee on May 31, 2018.

The Nominating/Governance Committee consists of Messrs. McKenna (Chair), Boushie, Brady, Drenning, Frisby, Johnson, and Kim, each of whom is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards as currently in effect. The Nominating/Governance Committee is responsible for evaluating and selecting candidates for the Board of Directors and addressing corporate governance matters on behalf of the Board of Directors. In performing its duties to recommend nominees for the Board of Directors, the Nominating/Governance Committee seeks director candidates with the following qualifications, at minimum: high character and integrity; substantial life or work experience that is of particular relevance to the Company; sufficient time available to devote to his or her duties; and ability and willingness to represent the interests of all shareholders rather than any special interest group. The Nominating/Governance Committee may use third-party search firms to identify Board of Director candidates. It also relies upon recommendations from a wide variety of its contacts, including current executive officers, directors, community leaders and shareholders, as a source for potential candidates. Shareholders wishing to submit or nominate candidates for election to the Board of Directors must supply information in writing regarding the candidate to the Nominating/Governance Committee at the Company’s executive offices in East Aurora, New York. This information should include the candidate’s name, biographical data and qualifications. Generally, the Nominating/Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon biographical data and qualifications. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Additional information regarding proposed nominees may be requested. On the basis of the information gathered in this process, the Nominating/Governance Committee determines which nominees to recommend to the Board of Directors. The Nominating/Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. The Nominating/Governance Committee held one meeting in 2017. All of the Nominating/Governance Committee members attended the only meeting of the Committee held in 2017. The Nominating/Governance Committee is not governed by a written charter but acts pursuant to a resolution adopted by the Board of Directors addressing the nomination process as required by federal securities laws and NASDAQ Stock Market, LLC regulations. Mr. McKenna will retire from the Nominating/Governance Committee on May 31, 2018. The Board will determine the next Chair of the Nominating/Governance Committee at its meeting on May 31, 2018.

Executive Sessions of the Board

Non-management directors meet regularly in executive sessions. Non-management directors are all those directors who are not Company employees and includes directors, if any, who are not independent as determined by the Board of Directors. The Company’s non-management directors consist of all of its current directors, except Mr. Gundermann. An executive session of the Company’s non-management directors is generally held in conjunction with each regularly scheduled Board of Directors meeting. Additional executive sessions may be called at the request of the Board of Directors, the Lead Director or the non-management directors.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to its Chief Executive Officer, Chief Financial Officer as well as all other directors, officers and employees of the Company. This Code of Business Conduct and Ethics is posted on the “Investors” section of the Company’s website at www.astronics.com. The Company will disclose any amendment to this Code of Business Conduct and Ethics or waiver of a provision of this Code of Business Conduct and Ethics, including the name of any person to whom the waiver was granted, on its website.

Compensation Committee Interlocks and Insider Participation

Mr. Gundermann serves as a director and as a member of the Executive Compensation Committee of Moog Inc. Mr. Brady, a director of the Company, served as Chairman of the Board of Moog Inc. until his retirement in January 2014. Mr. Johnson, a director of the Company, served as President of the Aircraft Group of Moog Inc. from 2007 until his retirement in 2016. No member of the Compensation Committee was, during 2017, an officer or employee of the Company or any of its subsidiaries.

Compensation of Directors

The following table sets forth the cash compensation as well as certain other compensation paid to the Company’s directors during the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash	Option Awards (4)	Total
Raymond W. Boushie (1)	$60,000	$49,240	$109,240
Robert T. Brady (1)	$60,000	$49,240	$109,240
John B. Drenning (1)	$60,000	$49,240	$109,240
Jeffry D. Frisby (1)	$60,000	$49,240	$109,240
Peter J. Gundermann (2)	—	—	—
Warren C. Johnson (1)	$60,000	$49,240	$109,240
Kevin T. Keane (1)	$65,000	$49,240	$114,240
Neil Kim (1)	$60,000	$49,240	$109,240
Robert J. McKenna (1)(3)	$60,000	$49,240	$109,240

(1)	In 2017, each of Messrs. Boushie, Brady, Drenning, Frisby, Johnson, Keane, Kim and McKenna was awarded options under the 2005 Director Stock Option Plan to purchase 4,000 shares of Common Stock at an exercise price of $32.77 per share. These options vested in full on September 7, 2017 and terminate on March 7, 2027. At December 31, 2017, Messrs. Boushie, Brady, Drenning, Frisby, Johnson, Keane, Kim and McKenna had options to purchase 21,500; 33,000; 33,000; 4,000; 4,000; 13,000; 4,000; and 13,000 shares of Common Stock, respectively, and 12,548; 30,258; 30,258; 0; 0; 2,742; 0; and 2,742 shares of Class B Stock, respectively. The exercise price is 100% of the fair market value on date of grant.
(2)	Peter J. Gundermann receives no separate compensation as a director of the Company.
(3)	Mr. McKenna has served as a director since 1996 and will retire on May 31, 2018.
(4)	All options issued to directors were issued pursuant to the Company’s 2005 Director Stock Option Plan. Options issued under this plan have an exercise price no less than the fair market value of the Common Stock on the date of grant. These options vest six months after date of grant, and generally expire 10 years after the date of grant. The total fair value of the award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amounts that may be realized by the director. A discussion of the assumptions used in calculating these values is in Note 13 to the audited financial statements in Astronics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

Options

The Company’s 1997 Director Stock Option Plan, 2005 Director Stock Option Plan and 2017 Long Term Incentive Plan authorize it to grant options to purchase shares of common stock to its directors who are not executive officers or employees. The Nominating/Governance Committee makes recommendations to the full Board as to stock option grants for directors and awards are granted by the Board. Stock option grants generally are made during the 30-day period commencing one week after the issuance of a press release announcing the Company’s quarterly or annual results of operations. The Nominating/Governance Committee reviews and approves stock option awards to directors based upon a review of competitive compensation data, its assessment of individual performance and retention considerations. On March 7, 2017, each of Messrs. Boushie, Brady, Drenning, Frisby, Johnson, Keane, Kim and McKenna were awarded options under the 2005 Director Stock Option Plan to purchase 4,000 shares of Common Stock at an exercise price of $32.77 per share. These options vested in full on September 7, 2017 and terminate on March 7, 2027.

Directors’ and Officers’ Indemnification Insurance

The Company has in place Directors’ and Officers’ Liability Insurance policies written by the Chubb Group, AIG, Travelers and Allied World for a twelve month term expiring July 1, 2018. The twelve month premium was $427,743. The policies have limits of $55 million in the aggregate and provide indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities.

The Company also has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide that the director or officer will be indemnified for expenses, investigative costs and judgments arising from certain threatened, pending or completed legal proceedings.

Contacting the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors by writing to: Board of Directors, Astronics Corporation, 130 Commerce Way, East Aurora, New York 14052. Shareholders who would like their submission directed to a particular director may so specify and the communication will be forwarded, as appropriate.

Board Composition and Diversity

The Board of Directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. A slate of directors to be nominated for election at the annual shareholders’ meeting each year is approved by the Board of Directors. In identifying candidates for director, the Board of Directors takes into account (i) the comments and recommendations of board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new board members, (ii) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition, (iii) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (iv) all other factors it considers appropriate. Although the Company has no policy regarding diversity, the Board of Directors believe that diversity is an important component of a board of directors, including such factors as background, skills, experience and expertise.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth elsewhere in this proxy statement. In particular, with regard to Messrs. Boushie, Brady, Frisby and Johnson, the Board of Directors considered their significant experience, expertise and background with regard to the aerospace industry. With regard to Mr. Kim, the Board of Directors considered his significant executive level experience, expertise and background in the semiconductor industry. The Board of Directors also considered the broad perspective brought by Mr. Drenning’s experience as an attorney representing companies in many diverse industries. The Board of Directors also considered the many years of experience with the Company represented by Messrs. Keane and Gundermann, the Company’s Chairman of the Board and Chief Executive Officer, respectively, with over forty-five years in the case of Mr. Keane, and over twenty-five years in the case of Mr. Gundermann.

Board Leadership Structure

The roles of the Company’s Chairman of the Board and its Chief Executive Officer have been served by separate individuals since 2003. The Company believes this leadership structure supports its current belief that it is the Chief Executive Officer’s responsibility to manage the Company and the Chairman’s responsibility to manage the Board. The Company believes its Chief Executive Officer and Chairman of the Board have an excellent working relationship that has allowed Mr. Gundermann to focus on the challenges that the Company is facing in the current business environment. By separating the roles of the Chairman of the Board and Chief Executive Officer positions, the Company ensures there is no duplication of effort between them. This provides strong leadership for the Company’s Board of Directors, while also positioning the Chief Executive Officer as the leader of the Company in the eyes of its customers, employees and other stakeholders.

Effective as of June 1, 2016, Mr. Boushie serves as Lead Director of the Board. As Lead Director, Mr. Boushie has authority to convene meetings of the non-management members of the Board of Directors, to act as the Chairman of such meetings and to determine the agenda thereof.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of the Company’s risk management is not only understanding the risks it faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls over financial reporting, as well as compliance risk. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Executive Officers

The executive officers of the Company, their ages, their positions and offices with the Company, and the date each assumed office with the Company, are as follows:

Name and Age of Executive Officer	Positions and Offices with Astronics	Year First Elected Officer
Peter J. Gundermann Age 55	President, Chief Executive Officer and Director of the Company	2001

David C. Burney Age 55	Executive Vice President-Finance, Secretary and Chief Financial Officer of the Company	2003

Mark A. Peabody Age 59	Executive Vice President of the Company; President of Astronics Advanced Electronic Systems Corp.	2010

James S. Kramer Age 54	Executive Vice President of the Company; President of Luminescent Systems, Inc. and Astronics DME LLC	2010

James F. Mulato Age 57	President of Astronics Test Systems, Inc.	2014

The principal occupation and employment for Messrs. Gundermann, Burney, Peabody and Kramer for the past five years has been with the Company in their respective current roles.

Mr. Mulato has been the President of Astronics Test Systems, Inc. since its acquisition by the Company in 2014. Prior to acquisition, Mr. Mulato ran that business beginning in 2008 as CEO of EADS North America Defense Company and EADS North America Test & Services, Inc. Prior to that, Mr. Mulato was an engineer with Lockheed Martin and held several executive leadership positions with the Airbus Group, including the EADS positions noted above. Mr. Mulato received his Bachelor’s degree in Computer and Information Science Engineering from The Ohio State University and an M.B.A. in Finance from Florida State University.

REPORT OF AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management and the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee is comprised of the directors named below, each of whom is independent as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the NASDAQ Stock Market, LLC listing standards currently in effect. In addition, pursuant to the requirements of Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has determined that each of Messrs. Boushie, Brady, Frisby, Johnson, Kim and McKenna qualify as an “audit committee financial expert.”

The Audit Committee operates under a written charter which includes provisions requiring Audit Committee advance approval of all audit and non-audit services to be provided by independent public accountants.

The Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the year ended December 31, 2017. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standard No. 61, Communications with Audit Committees, as amended or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

April 17, 2018	Robert T. Brady, Chairman Raymond W. Boushie Jeffry D. Frisby Warren C. Johnson Neil Kim Robert J. McKenna

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of Audit Committee of Astronics Corporation shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act and shall not be deemed to be “soliciting material” or to be “filed” with the SEC under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide levels of compensation sufficient to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and shareholders such that a portion of each executive’s compensation is directly linked to maximizing long-term growth of shareholder value.

The Company’s goals are to outperform its industry, in terms of growth, financial performance, and innovation. In support of these goals, the executive compensation program is designed to energize its executive officers to outperform its industry and to reward performance that is directly relevant to the Company’s short-term and long-term success. As such, the Company provides both short-term and long-term incentives. The Committee has structured the executive compensation program with three primary underlying components: base salary, annual cash bonus incentives and long-term incentives. The Company’s compensation objective is to (i) compensate its executive officers at a base level that is competitive with salaries near the average salaries paid by companies of similar size and nature, (ii) provide the opportunity for its executive officers to earn additional compensation in the form of annual cash bonuses, and (iii) design long-term incentive plans to focus executive efforts on the long-term goals of the Company and to maximize total return to the Company’s shareholders, while taking into account the Company’s performance and strategic goals.

The Compensation Committee utilizes its expertise and knowledge of the markets in which the Company competes for employees in determining compensation policy. In addition, the Committee may consult broad-based third-party survey data to obtain a general understanding of current compensation practices of companies of similar size and industry.

Base Salary

The Compensation Committee approves the salaries paid to the Company’s executive officers and as part of its responsibilities reviews these salaries annually. Individual salary changes are based on a combination of factors such as the performance of the executive, salary level relative to the competitive market, level of responsibility, growth of Company operations and experience of the executive. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer.

Cash Bonus

The Compensation Committee has the authority to award discretionary annual incentive cash bonuses to the Company’s executive officers. Annual incentive bonuses are intended to compensate officers for achieving financial, strategic and operational success. Bonuses are not tied to specific, objective targets such as achieving a particular profit level. The Compensation Committee considers a number of factors in determining bonuses. Factors considered include profitability, sales growth, the performance of the individual in the view of the Compensation Committee, comparisons to external broad-based compensation data provided by a third party for the purpose of obtaining a general understanding of compensation practices of companies of similar size and industry and available information with respect to the aerospace and defense industry. Bonuses are not capped. Bonuses are reviewed and approved by the Compensation Committee. In appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer.

Long-Term Incentives

The Company believes that long-term performance is achieved through an ownership culture that incentivizes its executive officers through the use of stock-based awards. The Company’s stock option plans and the Company’s 2017 Long Term Incentive Plan (the “LTIP”) were established to provide certain of the Company’s employees, including its executive officers, with incentives to help align those employees’ interests with the long-term interests of the Company’s shareholders. The Compensation Committee believes that the use of stock-based awards and restricted stock units is an important element of achieving its compensation goals. The Company has not adopted stock ownership guidelines, however each of the Company’s Named Executive Officers maintains a significant ownership of Astronics stock. See “Security Ownership of Certain Beneficial Owners and Management” on page 21 below. The Company’s broad-based Employee Stock Purchase Plan, its stock option plans and 2017 Long Term Incentive Plan have provided the principal method for its executive officers to acquire equity or equity-linked interests in the Company.

Astronics Corporation 2017 Long Term Incentive Plan

In May 2017, the 2017 Long Term Incentive Plan was approved by shareholders, providing for the grant of 1,757,040 shares of stock-based awards. This amount includes 757,040 shares previously available for issuance under the 2005 Director Stock Option Plan and the 2011 Stock Option Plan, plus an additional 1,000,000 shares. The LTIP provides a more flexible framework that permits the development and implementation of a variety of stock-based incentives which will enable the Company to base awards on key performance metrics as well as to further align our long-term incentive compensation with our peers and shareholder interests.

Options

The LTIP authorizes the Company to grant options to purchase shares of common stock to its employees. Prior to approval of the LTIP, the Company issued options to executive officers and key employees under its 2011 Stock Option Plan. No new issuances will be made under the 2011 Stock Option Plan. The goal of stock options is to create long-term incentives for key employees to maximize future performance of the Company. The Compensation Committee is the administrator of the 2017 Long Term Incentive Plan. Stock option grants generally are made annually or at the commencement of employment. The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its expectation of future individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Company’s Chief Executive Officer. In 2017, the Named Executive Officers were awarded stock options under the LTIP in the amounts indicated in the section entitled “Grants of Plan-Based Awards” on page 14 below. Stock options granted by the Company have an exercise price equal to the fair market value of the Common Stock on the day of grant, typically straight line vest 20% per annum based upon continued employment over a 5-year period, and generally expire 10 years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

Restricted Stock Units

While the Company did not issue any restricted stock units in 2017, it is expected that performance-based restricted stock units, will be a significant element of the Company’s long-term incentive compensation strategy for executive management beginning in 2018. In March 2018, the Company issued performance-based restricted stock units to Messrs. Gundermann, Burney, Kramer, Peabody and Mulato. Vesting under such awards is based on the Company’s average annual adjusted EBITDA for the period of January 1, 2018 through December 31, 2020.

Employment Agreements

The Company has an Employment Termination Benefits Agreement with each of Messrs. Gundermann, Burney, Kramer and Peabody, as described on page 19 below. In addition, as described in the “Pension Benefits” section beginning on page 17 below, Mr. Gundermann is a participant in the SERP, while Messrs. Burney, Kramer, and Peabody are each participants in the SERP II. The Company has not entered into an Employment Termination Benefits Agreement with Mr. Mulato and Mr. Mulato is not a participant in either the SERP or SERP II.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of the Chief Executive Officer and other executive officers of the Company. The Committee is composed entirely of directors who are neither executive officers nor employees of the Company. In addition to determining the salary and bonus compensation for the Company’s executive officers, the Committee determines the grants under the Company’s Stock Option Plans and 2017 Long Term Incentive Plan and oversees the administration of other compensation plans and programs.

The Committee has reviewed the Compensation Discussion and Analysis contained elsewhere in this proxy statement and has discussed it with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

April 17, 2018	Raymond W. Boushie, Chairman Robert T. Brady Jeffry D. Frisby Warren C. Johnson Neil Kim Robert J. McKenna

Distinguishing “Awarded” Pay from “Reported” Pay

In reviewing our executive compensation, it is important to distinguish the reported compensation provided to our Named Executive Officers in 2017 from the compensation that was actually awarded to our Named Executive Officers in 2017. We have provided the following additional compensation table in order to remove the volatility related to the effects of changes in actuarial assumptions on the value of the Named Executive Officers’ pension benefits as required to be disclosed in the Summary Compensation Table. This table is not a substitute for the Summary Compensation Table, which appears on the next page.

The table below shows the compensation awarded to each of our Named Executive Officers during the years ended December 31, 2017, 2016 and 2015. This table includes:

•	Salaries paid during the year ended December 31, 2017;

•	Options awarded during the year ended December 31, 2017;

•	Bonus compensation paid during the year ended December 31, 2017; and

•	All other compensation.

Name and Principal Position	Year	Salary	Bonuses	Option Awards (1)	All Other Compensation		Total
Peter J. Gundermann	2017	$538,500	$223,209	$525,474	$65,331	(2)	$1,352,514
President and Chief Executive Officer	2016	$528,000	$637,288	$277,054	$116,965		$1,559,307
	2015	$503,000	$620,403	$286,056	$61,983		$1,471,442

David C. Burney,	2017	$325,380	$112,418	$126,873	$32,156	(3)	$596,827
Executive Vice President – Finance and Chief Financial Officer	2016	$319,000	$305,762	$83,729	$34,227		$742,718
	2015	$304,000	$298,736	$85,608	$38,849		$727,193

James S. Kramer,	2017	$273,360	$98,072	$106,693	$33,136	(4)	$511,261
Executive Vice President	2016	$268,000	$244,751	$70,317	$28,814		$611,882
	2015	$260,000	$236,690	$73,080	$29,349		$599,119

Mark A. Peabody,	2017	$359,050	$276,047	$140,060	$13,500	(5)	$788,657
Executive Vice President	2016	$352,000	$388,039	$92,351	$13,250		$845,640
	2015	$335,000	$367,212	$93,960	$13,250		$809,422

James F. Mulato,	2017	$325,680	$91,272	$158,841	$49,434	(7)	$625,227
President of Astronics Test Systems, Inc. (6)	2016	$319,290	$289,759	$125,690	$48,096		$782,835

(1)	The amounts reported in the “Option Awards” reflect the fair value on the grant date of the award. The total fair value of the option award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amount that may be realized by the executive officers. A discussion of the assumptions used in calculating these values is in Note 13 to the audited financial statements in the Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	Represents personal use of company automobile, club fees and dues, contributions to a medical reimbursement plan, personal financial planning and tax return preparation expense, personal use of company plane, gross up for income taxes related to benefits of $19,690 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,500.
(3)	Represents club fees and dues, automobile allowance, contribution to a medical reimbursement plan, gross up for income taxes related to benefits and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,500.
(4)	Represents club fees and dues, gross up for income taxes related to benefits of $11,010 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,500.
(5)	Represents the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,500.
(6)	Mr. Mulato became a Named Executive Officer on January 1, 2017 and is not a participant in the SERP or SERP II.
(7)	Represents club fees and dues, contributions to a medical reimbursement plan, gross up for income taxes related to benefits, automobile allowance of $14,356 and the contribution to the Company’s Profit Sharing/ 401K Plan made by the Company of $13,500.

Summary Compensation Table

The following table sets forth the cash compensation as well as certain other compensation earned by the Company’s Named Executive Officers during the years ended December 31, 2017, 2016 and 2015. Such amounts do not reflect actual cash received by the Named Executive Officers in 2017.

Name and Principal Position	Year	Salary	Bonuses	Option Awards (1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings		All Other Compensation		Total
Peter J. Gundermann	2017	$538,500	$223,209	$525,474	$2,485,358	(2)	$65,331	(3)	$3,837,872
President and Chief Executive Officer	2016	$528,000	$637,288	$277,054	$841,718	(2)	$116,965		$2,401,025
	2015	$503,000	$620,403	$286,056	$340,364	(2)	$61,983		$1,811,806

David C. Burney,	2017	$325,380	$112,418	$126,873	$603,282	(2)	$32,156	(4)	$1,200,109
Executive Vice President – Finance and Chief Financial Officer	2016	$319,000	$305,762	$83,729	$451,419	(2)	$34,227		$1,194,137
	2015	$304,000	$298,736	$85,608	$111,840	(2)	$38,849		$839,033

James S. Kramer,	2017	$273,360	$98,072	$106,693	$476,199	(2)	$33,136	(5)	$987,460
Executive Vice President	2016	$268,000	$244,751	$70,317	$286,096	(2)	$28,814		$897,978
	2015	$260,000	$236,690	$73,080	$60,006	(2)	$29,349		$659,125

Mark A. Peabody,	2017	$359,050	$276,047	$140,060	$588,695	(2)	$13,500	(6)	$1,377,352
Executive Vice President	2016	$352,000	$388,039	$92,351	$468,930	(2)	$13,250		$1,314,570
	2015	$335,000	$367,212	$93,960	$84,459	(2)	$13,250		$893,881

James F. Mulato,	2017	$325,680	$91,272	$158,841	—		$49,434	(8)	$625,227
President of Astronics Test Systems, Inc. (7)	2016	$319,290	$289,759	$125,690	—		$48,096		$782,835

(1)	The amounts reported in the “Option Awards” reflect the fair value on the grant date of the award. The total fair value of the option award is calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amount that may be realized by the executive officers. A discussion of the assumptions used in calculating these values is in Note 13 to the audited financial statements in the Astronics Corporation Annual Report on Form 10-K for the year ended December 31, 2017.
(2)	Represents the annual increase in the actuarial present value of accumulated benefits under our Supplemental Retirement Plan (“SERP”) and our Supplemental Retirement Plan II (“SERP II”), not actual payments made to the participant or to an account on his behalf. The increases in the actuarial present value of the plans are due to year over year changes to the actuarial assumptions and service costs and are not the result of modifications to the plans. The actuarial estimate is based on a number of assumptions such as interest rates, retirement age, life expectancy and future wages, and assumes each participant will vest in the benefit and that the plan will continue to exist and pay benefits in the future. The change in the actuarial present value increased significantly for SERP and SERP II participants because of a change in the applied discount rate of 4.20% to 3.60%, and in Mr. Gundermann’s case, also because he was married during 2017.
(3)	Represents personal use of company automobile, club fees and dues, contributions to a medical reimbursement plan, personal financial planning and tax return preparation expense, personal use of company plane, gross up for income taxes related to benefits of $19,690 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,500.
(4)	Represents club fees and dues, automobile allowance, contribution to a medical reimbursement plan, gross up for income taxes related to benefits and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,500.
(5)	Represents club fees and dues, gross up for income taxes related to benefits of $11,010 and the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,500.
(6)	Represents the contribution to the Company’s Profit Sharing/401K Plan made by the Company of $13,500.
(7)	Mr. Mulato became a Named Executive Officer on January 1, 2017 and is not a participant in the SERP or SERP II.
(8)	Represents club fees and dues, contributions to a medical reimbursement plan, gross up for income taxes related to benefits, automobile allowance of $14,356 and the contribution to the Company’s Profit Sharing/ 401K Plan made by the Company of $13,500.

CEO Pay Ratio

In accordance with the final rule issued under Section 953(b) of the Dodd-Frank Act, companies, including Astronics Corporation, are now required to disclose the ratio of the total annual compensation of their CEO to that of their median employee. The new SEC rules require disclosure of (i) the median of the annual total compensation of all employees of Astronics Corporation, except the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of the amount of the CEO to the amount of the median employee’s annual total compensation of all employees of Astronics Corporation. Because the SEC rules do not mandate a particular approach to determining the median employee, Astronics Corporation has employed the following approach:

Astronics Corporation has elected to identify the median employee as of December 31, 2017. The ratio disclosed below was calculated using Mr. Gundermann’s total compensation for 2017.

Our median employee was identified by calculating the total cash compensation granted in 2017 to all employees, excluding the CEO, employed as of December 31, 2017. The fixed compensation of employees hired during the year or acquired through acquisition was annualized.

As calculated using the methodology required for the Summary Compensation Table, which includes the change in the actuarial present value for accumulated benefits under SERP and SERP II, the total annual compensation of Mr. Gundermann was $3,837,872 and the total annual compensation of the median employee was $54,992. This yields a ratio of 69.79 to 1.

If the ratio were calculated based upon “awarded” pay rather than “reported” as described on page 12, the total annual compensation of Mr. Gundermann would have been $1,352,514 and the total annual compensation of the median employee would remain as $54,992. This would have yielded a ratio of 24.59 to 1, rather than 69.79 to 1.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2017 to the executives named in the summary compensation table. All options were granted pursuant to the Company’s 2017 Long Term Incentive Plan.

Name	Grant Date (1)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards per share	Grant Date Fair Value (3)
Peter J. Gundermann, President and Chief Executive Officer	December 12, 2017	26,300	$40.95	$525,474

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	December 12, 2017	6,350	$40.95	$126,873

James S. Kramer, Executive Vice President	December 12, 2017	5,340	$40.95	$106,693

Mark A. Peabody, Executive Vice President	December 12, 2017	7,010	$40.95	$140,060

James F. Mulato, President of Astronics Test Systems, Inc.	December 12, 2017	7,950	$40.95	$158,841

(1)	The grant date is the date the Compensation Committee of the Board of Directors meets to approve the awards.
(2)	The options vest at the rate of 20% per year commencing on December 12, 2018 and expire 10 years after the date of grant.
(3)	Represents the full grant date fair value calculated in accordance with FASB ASC Topic 718. The amounts do not reflect the actual amounts that may be realized by the executive officers. Assumptions used to calculate these amounts are included in Note 13 of the audited financial statements in Form 10-K for the year ended December 31, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the executives named in the summary compensation table relating to unexercised stock options, stock that has not vested, and equity incentive plan awards outstanding as of December 31, 2017:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Peter J. Gundermann,	35,451	—	$3.27	December 9, 2018
President and Chief	51,588	—	3.27	December 9, 2018
Executive Officer	37,480	—	3.27	December 3, 2019
	52,812	—	3.27	December 3, 2019
	14,700	—	8.82	December 2, 2020
	20,714	—	8.82	December 2, 2020
	10,700	—	15.63	December 1, 2021
	12,734	—	15.63	December 1, 2021
	18,700	—	10.58	November 29, 2022
	16,912	—	10.58	November 29, 2022
	6,640	1,660	32.72	December 11, 2023
	3,898	974	32.72	December 11, 2023
	6,060	4,040	35.46	December 11, 2024
	1,954	1,303	35.46	December 11, 2024
	5,480	8,220	31.88	December 3, 2025
	822	1,233	31.88	December 3, 2025
	2,892	11,568	36.52	December 14, 2026
	—	26,300	40.95	December 12, 2027

David C. Burney,	12,690	—	$3.27	December 9, 2018
Executive Vice President –	17,881	—	3.27	December 9, 2018
Finance and Chief	12,710	—	3.27	December 3, 2019
Financial Officer	17,909	—	3.27	December 3, 2019
	5,000	—	8.82	December 2, 2020
	7,045	—	8.82	December 2, 2020
	3,600	—	15.63	December 1, 2021
	4,284	—	15.63	December 1, 2021
	6,400	—	10.58	November 29, 2022
	5,788	—	10.58	November 29, 2022
	2,080	520	32.72	December 11, 2023
	1,221	305	32.72	December 11, 2023
	1,890	1,260	35.46	December 11, 2024
	610	406	35.46	December 11, 2024
	1,640	2,460	31.88	December 3, 2025
	246	369	31.88	December 3, 2025
	874	3,496	36.52	December 14, 2026
	—	6,350	40.95	December 12, 2027

James S. Kramer,	11,800	—	$3.27	December 9, 2018
Executive Vice President	16,627	—	3.27	December 9, 2018
	11,750	—	3.27	December 3, 2019
	16,557	—	3.27	December 3, 2019
	4,350	—	8.82	December 2, 2020
	6,129	—	8.82	December 2, 2020
	3,200	—	15.63	December 1, 2021
	3,808	—	15.63	December 1, 2021
	5,700	—	10.58	November 29, 2022
	5,155	—	10.58	November 29, 2022
	1,864	466	32.72	December 11, 2023
	1,094	273	32.72	December 11, 2023
	1,632	1,088	35.46	December 11, 2024
	526	351	35.46	December 11, 2024
	1,400	2,100	31.88	December 3, 2025
	210	315	31.88	December 3, 2025
	734	2,936	36.52	December 14, 2026
	—	5,340	40.95	December 12, 2027

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date

Mark A. Peabody,	16,880	—	$3.27	December 9, 2018
Executive Vice President	23,785	—	3.27	December 9, 2018
	16,840	—	3.27	December 3, 2019
	23,729	—	3.27	December 3, 2019
	6,500	—	8.82	December 2, 2020
	9,159	—	8.82	December 2, 2020
	4,300	—	15.63	December 1, 2021
	5,117	—	15.63	December 1, 2021
	7,400	—	10.58	November 29, 2022
	6,692	—	10.58	November 29, 2022
	2,392	598	32.72	December 11, 2023
	1,404	351	32.72	December 11, 2023
	2,082	1,388	35.46	December 11, 2024
	671	448	35.46	December 11, 2024
	1,800	2,700	31.88	December 3, 2025
	270	405	31.88	December 3, 2025
	964	3,856	36.52	December 14, 2026
	—	7,010	40.95	December 12, 2027

James F Mulato,	1,440	960	$39.96	March 31, 2024
President of Astronics Test	845	564	39.96	March 31, 2024
Systems, Inc.	1,980	1,320	35.46	December 11, 2024
	638	426	35.46	December 11, 2024
	1,720	2,580	31.88	December 3, 2025
	258	387	31.88	December 3, 2025
	1,312	5,248	36.52	December 14, 2026
	—	7,950	40.95	December 12, 2027

Options Exercises and Stock Vested

The following table sets forth information with respect to the executives named in the summary compensation table relating to the exercise of stock options, stock appreciation rights and similar rights, and the vesting of stock in connection therewith, in 2017:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Peter J. Gundermann, President and Chief Executive Officer	17,399	$469,947

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	6,655	$203,976

James S. Kramer, Executive Vice President	6,053	$105,685

Mark A. Peabody, Executive Vice President	7,950	$193,503

James F. Mulato, President of Astronics Test Systems, Inc.	—	—

Pension Benefits at December 31, 2017:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)
Peter J. Gundermann, President and Chief Executive Officer	Astronics Corporation Supplemental Retirement Plan (SERP)	30	$8,570,689	—

	SERP-Retiree Medical, Dental and Long-Term Care	30	$451,555	—

David C. Burney, Executive Vice President – Finance and Chief Financial Officer	Astronics Corporation Supplemental Retirement Plan II (SERP II)	21	$3,674,590	—

James S. Kramer, Executive Vice President	Astronics Corporation Supplemental Retirement Plan II (SERP II)	29	$3,031,674	—

Mark A. Peabody, Executive Vice President	Astronics Corporation Supplemental Retirement Plan II (SERP II)	12	$3,834,101	—

James F. Mulato, President of Astronics Test Systems, Inc.	—	—	—	—

Pension Benefits

The Company has two non-qualified supplemental retirement defined benefit plans for certain executives – the Supplemental Retirement Plan (“SERP”) and Supplemental Retirement Plan II (“SERP II”).

The SERP targets a retirement benefit based on 65% of the average of the highest consecutive three-year cash compensation. The plan is unfunded and has no assets. SERP benefits are payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP and each of whom, upon termination of employment, has at least 10 years of continuous service with the Company and (i) has attained age 65, or (ii) has attained age 60 or later with a combined total of age and years of service equal to 90. However, if a SERP participant’s employment terminates on account of his or her death or disability, the participant becomes 100% vested in his or her SERP benefit. As of December 31, 2017, Peter J. Gundermann was the only non-retired participant in the SERP.

Under the terms of the SERP, eligible participants with at least 10 years of continuous service with the Company become 100% vested in and eligible for benefits in the event of an Involuntary Termination (as described below) or a termination upon a Change of Control (as described below). Upon a separation of service due to Involuntary Termination, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based upon his or her highest consecutive three-year average cash compensation paid prior to termination of employment. Upon a separation from service due to a termination upon a Change of Control, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit determined based on the participant’s years of service as of the termination date and using the greater of (A) the highest consecutive three-year average cash compensation paid prior to the Change of Control, or (B) the average of the highest consecutive three-year average cash compensation paid prior to termination of employment. In each case, the supplemental benefit is subject to adjustment if the payment of the supplemental benefit commences prior to the participant attaining age 65. During the period a participant or his spouse is receiving SERP benefits, the participant and his spouse are entitled to continuing medical, dental and long-term care coverage under the corresponding plan made available to the Company’s current officers (or an equivalent arrangement).

Under the terms of the SERP, benefits do not commence until the later of the participant’s termination of employment or the date the participant attains (or would have attained) age 60, when SERP benefits are paid as a monthly life annuity or, if a participant is married, as a joint and 100% survivor annuity. Accordingly, if Mr. Gundermann’s employment had terminated on December 31, 2017, any vested SERP benefits would not commence until Mr. Gundermann’s attainment of age 60. If Mr. Gundermann’s employment were to terminate on account of his death, his surviving spouse, if any, would be entitled to a monthly survivor annuity for the remainder of the spouse’s lifetime in the same monthly amount that would have been paid to Mr. Gundermann. The actuarially estimated present value of continued medical, dental, and long-term care coverage is $451,555.

SERP II was adopted in March 2012. The SERP II targets a retirement benefit based on 50% of the average of the highest consecutive three-year cash compensation. SERP II is unfunded and has no assets. The SERP II benefits are payable only to “retirement-eligible” participants, i.e., employees designated to participate in the SERP II and each of whom, upon termination of employment, has at least 10 years of continuous service with the Company and (i) has attained age 65, or (ii) has attained age 60 or later with a combined total of age and years of service equal to 90. However, if a participant’s employment terminates on account of his or her death or disability, the participant becomes 100% vested in his or her SERP II benefit. As of December 31, 2017, David C. Burney, James S. Kramer and Mark A. Peabody were the only participants in the SERP II.

Under the terms of SERP II, eligible participants with at least 10 years of continuous service with the Company become 100% vested in and eligible for benefits in the event of an Involuntary Termination or a termination upon a Change of Control. Upon a separation of service due to Involuntary Termination, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based upon his or her highest consecutive three-year average cash compensation paid prior to termination of employment. Upon a separation from service due to a termination upon a Change of Control, a participant with at least 10 years of continuous service with the Company will receive a supplemental benefit based on the participant’s years of service as of the termination date and using the greater of (A) the average of the highest consecutive three-year cash compensation paid prior to the Change of Control, or (B) the highest consecutive three-year average cash compensation paid prior to termination of employment. In each case, the supplemental benefit is subject to adjustment if the payment of the supplemental benefit commences prior to the participant attaining age 65.

In general, SERP II benefits do not commence until the later of the participant’s termination of employment or the date the participant attains (or would have attained) age 60, when a participant’s SERP II benefit is paid to him or his surviving spouse as a monthly life annuity. However, SERP II provides that upon the occurrence of a 409A Change in Control Event (as described below) a participant with at least 10 years of consecutive service with the Company will be entitled to a lump sum payment of the present value of his or her supplemental benefit determined as of the date of the 409A Change in Control Event. For a participant who has not yet commenced payment of his or her supplemental benefit, the supplemental benefit will be determined based on the participant’s years of service as of the 409A Change in Control Event and using the average of the highest consecutive three-year cash compensation paid prior to the 409A Change in Control Event, instead of the average for the pay paid prior to retirement. A participant who has already commenced receiving payment of the supplemental benefit at the time of the 409A Change in Control Event will be entitled to a lump sum payment of the present value of the remaining supplemental benefit determined as of the 409A Change in Control Event.

Except in the case of a Termination on a Change in Control, both SERP and SERP II benefits are contingent on a participant not competing with the Company for the longer of three years after retirement or attainment of age 65. If a participant violates the noncompetition covenant, benefits are suspended during the period the participant is in violation of noncompetition covenant.

The assumptions used to calculate the benefit obligation for the SERP and SERP II are: discount rate 3.60%, future average compensation increases 2.00% - 3.00%. The present value of the accumulated benefit is an actuarial calculation that assumes that the plan will remain in force and that participants will remain employed by the Company until age 65 with not less than 10 years of service (as defined) or until age 60 or later with a combined total of age and years of service equal to 90.

The assumptions used to calculate the benefit obligation for the SERP-Retiree Medical, Dental and Long-Term Care are: discount rate 3.60%, future average healthcare benefit increases 6.20% for 2018 and 2019 then gradually decreasing to 4.58% in 2070. The present value of the accumulated benefit is an actuarial calculation that assumes that the plan will remain in force and that participants will remain employed by the Company until age 65 with not less than 10 years of service (as defined) or until age 60 or later with a combined total of age and years of service equal to 90.

For purposes of the SERP and SERP II, (i) a “Change of Control” means the transfer, in one or more transactions extending over a period of not more than 24 months, of common stock of the Company possessing 25% or more of the total voting power of all shares of common stock, where a transfer shall be deemed to occur if shares of common stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such common stock and (ii) an “Involuntary Termination” means a termination of a participant’s employment relationship with the Company, other than for death, disability, retirement, or cause, (A) by or at the instigation of the Company, or (B) by or at the instigation of the participant where the participant’s compensation has been diminished or reduced to a greater extent than any diminution or reduction of the Company’s officers generally.

For purposes of SERP II, a “409A Change in Control Event” means the occurrence of one of the following events constituting a “change in control event” within the meaning of Code Section 409A:

(i)    Any one person, or more than one person acting as a group (“Group”), acquires ownership of stock of the Company that, together with stock previously held by the acquirer, constitutes more than 80% of the total fair market value or total voting power of the Company’s stock. If any one person or Group is considered to own more than 80% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same person or Group does not cause a change in ownership; or

(ii)    A majority of the members of the Company’s Board of Directors is replaced during any 12-month (or shorter) period by directors whose appointment or election is not endorsed by a majority of the members of the Board of the Directors before the date of the appointment or election.

For purposes of illustration, the following tables show the estimated amounts of annual retirement income that would be payable at the present time under various assumptions as to compensation and years of service to employees who participate in the SERP and SERP II. The amounts presented with respect to the SERP are subject to reduction for Social Security benefits and for profit sharing benefits earned under the Company’s Profit Sharing/401k Plan. A discount factor applies for retirement-eligible participants who start to receive benefits before attaining age 65.

ESTIMATED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN (SERP) TABLE

	Years of Service
Three Year Average Cash Compensation	10	15	20	25	30
500,000	250,000	275,000	300,000	325,000	325,000
700,000	350,000	385,000	420,000	455,000	455,000
900,000	450,000	495,000	540,000	585,000	585,000
1,100,000	550,000	605,000	660,000	715,000	715,000
1,300,000	650,000	715,000	780,000	845,000	845,000

ESTIMATED UNFUNDED SUPPLEMENTAL RETIREMENT PLAN (SERP II) TABLE

	Years of Service
Three Year Average Cash Compensation	10	15	20	25	30
300,000	105,000	120,000	135,000	150,000	150,000
400,000	140,000	160,000	180,000	200,000	200,000
450,000	157,500	180,000	202,500	225,000	225,000
500,000	175,000	200,000	225,000	250,000	250,000
600,000	210,000	240,000	270,000	300,000	300,000
700,000	245,000	280,000	315,000	350,000	350,000
800,000	280,000	320,000	360,000	400,000	400,000

Non-Qualified Deferred Compensation

The Company does not have any non–qualified defined contribution or other plan that provides for the deferral of compensation.

Other Potential Post-Employment Payments

The Company has entered into an Employment Termination Benefits Agreement with each of Messrs. Gundermann, Burney, Kramer, and Peabody. In addition, as described in the “Pension Benefits” section beginning on page 17 above, Mr. Gundermann is a participant in the SERP while Messrs. Burney, Kramer, and Peabody are each participants in SERP II. The Company has not entered into an Employment Termination Benefits Agreement with Mr. Mulato and Mr. Mulato is not a participant in either the SERP or SERP II.

Employment Termination Benefits Agreements

In the event Mr. Gundermann’s employment is terminated within two years following a “Change in Control”, he would be entitled to (i) salary continuation for two years in an annual amount equal to his current annual base salary or, alternatively, his average total cash compensation for the two calendar years preceding the termination date; (ii) continuation for two years of health, life and disability insurance coverage; (iii) continued use for two years of automobile or reimbursement of automobile expenses; (iv) continued club membership dues for two years; and (v) vesting of any outstanding stock options, which are exercisable for one year or, if shorter, until the expiration date, provided that Mr. Gundermann may elect to receive the option bargain element in cash. Other than benefits that are generally available to the Company’s salaried employees, the Employment Termination Benefits Agreement with Mr. Gundermann does not entitle him to any additional benefits upon a termination of employment in any other circumstances. For purposes of the Employment Termination Benefits Agreements, a “Change in Control” generally means the transfer in one or more transactions, extending over a period of not more than 24 months, of Common Stock and Class B Stock of the Company possessing 25% or more of the total combined voting power of all of the Company’s Common Stock and Class B Stock.

In the event Messrs. Burney, Kramer, or Peabody’s employment terminates within two years following a “Change in Control,” each executive would be entitled to (i) salary continuation for one year in an annual amount equal to his current annual base salary or, alternatively, his average total cash compensation for the two calendar years preceding the termination date; (ii) continuation for one year of health, life and disability insurance coverage; (iii) continued use for one year of automobile or reimbursement of automobile expenses; (iv) continued club membership dues for one year; and (v) vesting of any outstanding stock options, which are exercisable for one year or, if shorter, until the expiration date, provided that each executive may elect to receive the option bargain element in cash. Other than benefits that are generally available to the Company’s salaried employees, the Employment Termination Benefits Agreements do not entitle the executives to any additional benefits upon a termination of employment in any other circumstances.

If Messrs. Gundermann, Burney, Kramer, or Peabody’s employment had terminated on December 31, 2017 and following a Change in Control, the amounts each of them would have been entitled to under their respective Employment Termination Benefits Agreement are as follows:

Name	Salary Continuation	Welfare Plan Continuation	Option Vesting	Automobile	Club Membership
Peter J. Gundermann	$1,077,000	$50,000	$216,753	$42,000	$18,400
David C. Burney	$325,380	$23,000	$64,973	$6,500	$8,000
James S. Kramer	$273,360	$23,000	$55,587	$—	$8,626
Mark A. Peabody	$359,050	$28,000	$71,845	$—	$—

In the case of an executive’s termination within two years following a Change in Control, each of the Executive Termination Benefits Agreements condition benefits on an executive refraining from competing with the Company during the period benefits are payable to him. If an executive violates the noncompetition covenant, benefits are suspended during the period the executive is in violation of the noncompetition covenant.

In the past, the Company has also paid severance benefits to salaried employees upon termination of employment. The eligibility for such payments and the amount thereof, has been determined by the Company on a case by case basis.

Equity Compensation Plan Information

The following table sets forth the aggregate information of the Company’s equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,439,888	$17.66	3,172,419
Equity compensation plans not approved by security holders	—	—	—

Total	1,439,888	$17.66	3,172,419

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information concerning persons known to the Company to own more than 5% of the outstanding shares of Common Stock or Class B Stock and the number of shares and percentage of each class beneficially owned by each director, each executive officer named in the summary compensation table and by all directors and executive officers as a group as of March 31, 2018 (an asterisk indicates less than 1% beneficial ownership of the class):

	Shares of Common Stock		Shares of Class B Stock
Name and Address of Owner (1)	Number	Percentage	Number	Percentage
Raymond W. Boushie (2)	29,377	*	15,242	*

Robert T. Brady (3)	59,815	*	162,888	2.4%

David C. Burney (4)	73,943	*	171,214	2.5%

John B. Drenning (5)	71,279	*	466,956	7.0%

Jeffry D. Frisby (6)	4,000	*	—	—

Peter J. Gundermann (7)	155,698	*	692,985	10.2%

Warren C. Johnson (8)	4,000	*	—	—

Kevin T. Keane (9)	277,649	1.3%	1,729,306	26.0%

Neil Kim (10)	4,000	*	—	—

James S. Kramer (11)	85,440	*	354,312	5.3%

Robert J. McKenna (12)	26,719	*	2,742	*

James F. Mulato (13)	8,614	*	2,480	*

Mark A. Peabody (14)	76,526	*	179,832	2.7%

FMR LLC (15) 245 Summer Street Boston, MA 02210	2,703,224	12.83%	—	—

BlackRock, Inc. (16) 55 East 52nd Street New York, NY 10055	2,352,141	10.80%	—	—

Neuberger Berman Group LLC (17) 1290 Avenue of the Americas New York, NY 10104	1,416,605	6.72%	—	—

Wellington Management Group LLP (18) 280 Congress Street Boston, MA 02210	1,372,702	6.51%	—	—

RBC Global Asset Management (U.S.) Inc. (19) 50 South Sixth Street, Suite 2350 Minneapolis, MN 55402	1,197,637	5.70%	—	—

	Shares of Common Stock		Shares of Class B Stock
Name and Address of Owner (1)	Number	Percentage	Number	Percentage
The Vanguard Group (20) 100 Vanguard Blvd. Malvern, PA 19355	1,103,319	5.23%	—	—

Franklin Resources, Inc. (21) One Franklin Parkway San Mateo, CA 94403	1,066,794	5.10%	—	—

All directors and executive officers as a group (13 persons) (22)	877,060	4.0%	3,777,956	53.6%

(1)	The address for all directors and officers listed is: 130 Commerce Way, East Aurora, New York 14052.
(2)	Includes 21,500 shares of Common Stock and 12,548 shares of Class B Stock subject to options exercisable within 60 days.
(3)	Includes 30,500 shares of Common Stock and 25,229 shares of Class B Stock subject to options exercisable within 60 days.
(4)	Includes 46,884 shares of Common Stock and 54,983 shares of Class B Stock subject to options exercisable within 60 days.
(5)	Includes 30,500 shares of Common Stock and 25,229 shares of Class B Stock subject to options exercisable within 60 days.
(6)	Includes 4,000 shares of Common Stock subject to options exercisable within 60 days.
(7)	Includes 138,103 shares of Common Stock and 161,434 shares of Class B Stock subject to options exercisable within 60 days.
(8)	Includes 4,000 shares of Common Stock subject to options exercisable within 60 days.
(9)	Includes 13,000 shares of Common Stock and 2,742 shares of Class B Stock subject to options exercisable within 60 days, 58,120 shares of Common Stock and 192,275 shares of Class B Stock owned by Mr. Kevin Keane’s spouse for the benefit of Mr. Kevin Keane’s spouse, as to which he disclaims beneficial ownership and 1,300,269 shares of Class B held by 5096 Saranac LLC.
(10)	Includes 4,000 shares of Common Stock subject to options exercisable within 60 days.
(11)	Includes 30,630 shares of Common Stock and 33,479 shares of Class B Stock subject to options exercisable within 60 days, 220 shares of Common Stock and 686 shares of Class B Stock owned by Mr. James Kramer’s spouse and 787 shares of Common Stock and 118 shares of Class B Stock owned by the James Shore Kramer Cust for Leah Jane Kramer.
(12)	Includes 13,000 shares of Common Stock and 2,742 shares of Class B Stock subject to options exercisable within 60 days and 13,719 shares of Common Stock owned by the Robert J. McKenna Revocable Trust. Mr. Robert McKenna will retire from the Board of Directors on May 31, 2018.
(13)	Includes 6,932 shares of Common Stock and 2,024 shares of Class B Stock subject to options exercisable within 60 days, and 100 shares of Common Stock and 15 shares of Class B Stock owned by Mr. James Mulato’s spouse.
(14)	Includes 59,158 shares of Common Stock and 70,827 shares of Class B Stock subject to options exercisable within 60 days.
(15)	FMR LLC reports having sole voting power for 481,675 shares of Common Stock and no shared voting power. FMR LLC reports having sole dispositive power for 2,703,224 shares of Common Stock and no shared dispositive power. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 13, 2018.
(16)	BlackRock, Inc. reports having sole voting power for 2,299,409 shares of Common Stock and no shared voting power. BlackRock, Inc. claims sole dispositive power for 2,352,141 shares of Common Stock and no shared dispositive power. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on January 19, 2018.
(17)	Neuberger Berman Group LLC reports having no sole voting power and shared voting power for 1,407,385 shares of Common Stock. Neuberger Berman Group LLC reports having no sole dispositive power and shared dispositive power for 1,416,605 shares of Common Stock. The beneficial ownership is based solely upon Schedule 13G filed with the SEC on February 15, 2018.
(18)	Wellington Management Group LLP reports having no sole voting power and shared voting power for 974,388 shares of Common Stock. Wellington Management Group LLP claims no sole dispositive power and shared dispositive power for 1,372,702 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 8, 2018.

(19)	RBC Global Asset Management (U.S.) Inc. reports having no sole voting power and shared voting power for 846,168 shares of Common Stock. RBC Global Asset Management (U.S.) Inc. claims no sole dispositive power and shared dispositive power for 1,197,637 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 12, 2018.
(20)	The Vanguard Group reports having sole voting power for 42,099 shares and shared voting power for 2,400 shares of Common Stock. The Vanguard Group claims sole dispositive power for 1,060,720 shares and shared dispositive power for 42,599 shares of Common Stock. The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 8, 2018.
(21)	The beneficial ownership information is based solely upon Schedule 13G filed with the SEC on February 5, 2018.
(22)	Includes 402,207 shares of Common Stock and 391,237 shares of Class B Stock subject to options exercisable within 60 days.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, with the approval of the Board of Directors, has selected Ernst & Young LLP as the independent registered public accounting firm, to act as auditors of Astronics Corporation for 2018. All services provided on the Company’s behalf by Ernst & Young LLP during 2017 and 2016 were approved in advance by the Audit Committee. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Audit Fees. The following table sets forth the fees billed to the Company for the last two years by the Company’s independent auditors, Ernst & Young LLP:

	2017	2016
Audit	$1,771,424	$1,195,340
Audit-related	$—	$—
Tax	$—	$—
All Other	$—	$—

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may delegate to an Audit Committee member the authority to approve permitted services provided that the delegated member reports any decisions to the committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 YEAR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During 2017, the executive officers and directors of the Company timely filed with the Securities Exchange Commission all required reports with respect to beneficial ownership of the Company’s securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

The Company does not have written policies or procedures relating to the review, approval or ratification of related person transactions. Any such proposed transaction is submitted to the Board of Directors for approval.

John B. Drenning, a director of the company, is a partner in the law firm of Hodgson Russ LLP. During 2017, the Company incurred legal fees from Hodgson Russ LLP totaling $222,667.

PROPOSALS OF SHAREHOLDERS FOR 2019 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2019 Annual Meeting of Shareholders, shareholder proposals must be received by the Company no later than December 21, 2018.

If a shareholder wishes to present a proposal at the Company’s 2019 Annual Meeting of Shareholders or to nominate one or more directors, and the proposal is not intended to be included in the Company’s proxy materials relating to that meeting, such proposal or nomination(s) must comply with the applicable provisions of the Company’s by-laws and applicable law. In general, the Company’s by-laws provide that with respect to a shareholder nomination for director, written notice must be addressed to the Secretary and be received by the Company no less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. For purposes of the Company’s 2019 Annual Meeting of Shareholders, such notice must be received not later than April 1, 2019 and not earlier than March 2, 2019. The Company’s by-laws set out specific requirements that such written notices must satisfy.

OTHER BUSINESS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their judgment.

The Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be Held on May 31, 2018 has been mailed to shareholders. Copies of the Annual Report, as well as this Proxy Statement, Proxy Card(s), and Notice of Annual Meeting of Shareholders, are available at http://materials.proxyvote.com/046433 or by telephone at 1-800-579-1639.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS, BENEFICIALLY OR OF RECORD ON APRIL 12, 2018, ON REQUEST TO SHAREHOLDER RELATIONS, ASTRONICS CORPORATION, 130 COMMERCE WAY, EAST AURORA, NEW YORK 14052. THE ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED IN THE INVESTOR RELATIONS SECTION OF THE COMPANY’S WEBSITE: WWW.ASTRONICS.COM.

By Order of the Board of Directors

East Aurora, New York Dated: April 20, 2018
David C. Burney,
Secretary

ASTRONICS CORPORATION

130 COMMERCE WAY

EAST AURORA, NY 14052

ATTN: DAVID BURNEY

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	Raymond W. Boushie 02 Robert T. Brady 03 John B. Drenning 04 Jeffry D. Frisby 05 Peter J. Gundermann
06	Warren C. Johnson 07 Kevin T. Keane 08 Neil Kim

The Board of Directors recommends you vote FOR Proposal 2.							For	Against	Abstain

2.	Ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2018.						☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com
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ASTRONICS CORPORATION
Annual Meeting of Shareholders
May 31, 2018 at 10:00 AM CT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kevin T. Keane and John B. Drenning or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Class B) stock of ASTRONICS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, CT on May 31, 2018 at Astronics Connectivity Systems & Certification Corp., PDT Design Services,One Corporate Drive, Suite 110, Lake Zurich, IL 60047 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 31, 2018

ASTRONICS CORPORATION

ASTRONICS CORPORATION 130 COMMERCE WAY EAST AURORA, NY 14052 ATTN: DAVID BURNEY

Meeting Information

Meeting Type:  Annual Meeting

For holders as of:  April 12, 2018

Date: May 31, 2018              Time: 10:00 AM CDT

Location:  Astronics Connectivity Systems & Certification Corp

     PDT Design Services

      One Corporate Drive, Suite 110

      Lake Zurich, IL 60047

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
1. Notice & Proxy Statement 2. Annual Report
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 17, 2018 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends you vote

FOR the following:

1.	Election of Directors

Nominees

01	Raymond W. Boushie	02 Robert T. Brady	03 John B. Drenning	04 Jeffry D. Frisby	05 Peter J. Gundermann
06	Warren C. Johnson	07 Kevin T. Keane	08 Neil Kim

The Board of Directors recommends you vote FOR Proposal 2.

2.	Ratify the appointment of Ernst & Young LLP as independent auditors for fiscal year 2018.

NOTE: In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.